Exhibit 10.14

[Grant Date]

TO:        [Participant Name]

FROM:        James J. Bender

SUBJECT:    2014 Performance-Based Restricted Stock Unit Award

You have been selected to receive a performance-based restricted stock unit award to be paid if the Company exceeds the Threshold goal for Total Shareholder Return, as established by the Committee, over the Performance Period. This award, which is subject to adjustment under the 2014 Performance-Based Restricted Stock Unit Agreement (the “Agreement”), is granted to you in recognition of your role as a key employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential. It is granted and subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time, and the Agreement.

Subject to all of the terms of the Agreement, you will become entitled to payment of the award if you are an active employee of the Company on March 3 of the third year following the year in which this award is made, and performance measures are certified for the three-year period beginning January 1 of the year in which this award is made to you. The termination provisions associated with this award are included in the Agreement.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

WPX ENERGY, INC.
2014 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS 2014 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 2014 Performance-Based Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant (“2013 Award Letter”), is by and between WPX ENERGY, INC., a Delaware corporation (the “Company”), and the individual identified on the last page hereof (the “Participant”).

1.    Grant of RSUs. Subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan or any successor plan, as amended and restated from time to time (the “Plan”), this Agreement, and the 2014 Award Letter, the Company hereby grants to the Participant an award (the “Award) of [Number of Shares Granted] RSUs effective [Grant Date] (the “Effective Date”). The Award, which is subject to adjustment under the terms of this Agreement, gives the Participant the opportunity to earn the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence if the Target goal, as established by the Committee, is achieved by the Company over the Performance Period. These shares, together with any other shares that are payable under this Agreement, are referred to in the Agreement as “Shares.” Until the Participant both becomes vested in the Shares under the terms of Paragraph 5 and is paid such Shares under the terms of Paragraph 6, the Participant shall have no rights as a stockholder of the Company with respect to the Shares.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is incorporated by reference and all capitalized terms used herein which are not defined in this Agreement or in the attached Appendix A shall have the meaning set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan, and hereby automatically accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.    Committee Decisions and Interpretations; Committee Discretion. The Participant hereby agrees to accept as binding, conclusive, and final all actions, decisions, and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.    Performance Measures; Number of Shares Payable to the Participant.

(a)    Performance measures established by the Committee shall be based on targeted levels of both absolute and relative Total Shareholder Return. The Committee establishes (i) “Threshold,” “Target,” and “Stretch” goals for Total Shareholder Return (both for absolute and relative Total Shareholder Return) during the Performance Period and (ii) the designated numbers of Shares that may be received by a Participant based upon the achievement of each such goal during the Performance Period, all as more fully described in Subparagraphs 4(b) through 4(c) below. The number of Shares that may be received by the Participant if the Target goal is reached is equal to the number of RSUs set forth in Paragraph 1 above.

(b)    The RSUs awarded to Participant and subject to this Agreement as reflected in Paragraph 1 above represents Participant’s opportunity to earn the right to payment of an equal number of Shares (“Target Number of Shares”) upon (i) certification by the Committee that 100% of the Target goal for Total Shareholder Return for the Performance Period has been met and (ii) satisfaction of all the other conditions set forth in Paragraph 5 below.

(c)    Subject to the Committee’s discretion as set forth in Subparagraph 4(d) below and to satisfaction of all other conditions set forth in Paragraph 5 below, the actual number of Shares earned by and payable to Participant upon certification of Total Shareholder Return results and satisfaction of all other conditions set forth in Paragraph 5 below will be determined on a continuum ranging from 0% (at the Threshold goal) to

200% (at the Stretch goal) of the Target Number of Shares depending on the level of Total Shareholder Return certified by the Committee at the end of the Performance Period.

(d)    Notwithstanding (i) any other provision of this Agreement or the Plan or (ii) certification by the Committee that targets for Total Shareholder Return above the Threshold goal have been achieved during the Performance Period, the Committee may in its sole and absolute discretion reduce, but not below zero (0), the number of Shares payable to the Participant based on such factors as it deems appropriate, including but not limited to the Company’s performance. Accordingly, any reference in this Agreement to Shares that (i) become payable, (ii) may be received by a Participant, or (iii) are earned by a Participant, and any similar reference, shall be understood to mean the number of Shares that are received, payable, or earned after any such reduction is made.

5.    Vesting; Legally Binding Rights.

(a)    Notwithstanding any other provision of this Agreement, a Participant shall not be entitled to any payment of Shares under this Agreement unless and until such Participant obtains a legally binding right to such Shares and satisfies applicable vesting conditions for such payment.

(b)    Except as otherwise provided in Subparagraphs 5(c) – 5(g) below and subject to the provisions of Subparagraph 4(d) above, the Participant shall vest in Shares under this Agreement only if and at the time that both of the following conditions are fully satisfied:

(i)    The Participant remains an active employee of the Company or any of its Affiliates on March 3 of the third year following the year that contains the Effective Date (the “Maturity Date”); and

(ii)    The Committee certifies that the Company has met Total Shareholder Return targets above the Threshold goal as defined by the Committee for the three-year performance period beginning January 1, 2014 (the “Performance Period”). Certification, if any, by the Committee for the Performance Period shall be made by the Maturity Date or as soon thereafter as is administratively practicable.

(c)    If a Participant dies, becomes Disabled, or qualifies for Retirement prior to the Maturity Date while an active employee of the Company or any of its Affiliates, at but not prior to the Maturity Date, and only to the extent and at the time that the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(b)(ii) above, upon such certification, the Participant shall vest in that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above prorated to reflect that portion of the Performance Period prior to such Participant’s ceasing being an active employee of the Company and its Affiliates. The pro rata number of Shares in which the Participant may become vested in such case shall equal that number determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date that the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(d)     (i) If the Participant Separates from Service prior to the Maturity Date (such date, the “Separation Date”) because such participant qualifies for Retirement, then on the Maturity Date the Participant shall vest in a pro rata number of the Shares as determined in accordance with this Paragraph 5.

(ii) A Participant “qualifies for Retirement” only if such Participant experiences a Separation from Service and has attained age 55 and completed at least five years of continuous service with the Company or any of its Affiliates will be considered to have met the qualification for Retirement.

(e)    If a Participant experiences a Separation from Service prior to the Maturity Date within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in that number Shares equal to the number of Shares that might otherwise be received by the Participant upon achievement of the Target goal.

(f)    If the Participant experiences an involuntary Separation from Service prior to the Maturity Date and the Participant either receives benefits under a severance pay plan or program maintained by the Company or receives benefits under a separation agreement with the Company, at but not prior to the Maturity Date and only to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(b)(ii) above, the Participant shall, on the date of such certification, become vested in that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above prorated to reflect that portion of the Performance Period prior to the Participant’s ceasing being an active employee of the Company and its Affiliates. The pro rata number of Shares which may be payable to Participant on but not prior to the Maturity Date in such case shall equal that number determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that includes the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(g)    If (i) the Participant experiences an involuntary Separation from Service prior to the Maturity Date due to a sale of a business or the outsourcing of any portion of a business, and (ii) the Company or any of its Affiliates fails to make an offer of comparable employment, as defined in a severance plan or program maintained by the Company, to the Participant, then at the time and to the extent the Committee certifies that the performance measures for the Performance Period are satisfied under Subparagraph 5(b)(ii) above, upon such certification, the Participant shall become vested in that number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above prorated to reflect that portion of the Performance Period prior to the Participant’s ceasing being an active employee of the Company and its Affiliates. The pro rata number of Shares in which the Participant may become vested on, but not prior to, the Maturity Date in such case shall equal that number of Shares determined by multiplying (i) the number of Shares the Participant might otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

For purposes of this Subparagraph 5(g), a Termination of Affiliation shall constitute an involuntary Separation from Service.

6.    Payment of Shares.

(a)
(i) The payment date for all Shares in which a Participant becomes vested pursuant to Subparagraph 5(e) above shall be the 30th day after such Participant’s Separation from Service, provided that if the Participant was a “key employee” within the meaning of Section 409A(a)(B)(i) of the Code immediately prior to his or her Separation from Service, payment shall not be made sooner than six months following the date of such Separation from Service.

(ii) For purposes of this Subparagraph 6(a), “key employee” means an employee designated on an annual basis by the Company as of December 31 (the “Key Employee Designation Date”) as an employee meeting the requirements of Section 416(i) of Code utilizing the definition of compensation under Treasury Regulation § 1.415(c)-2(d)(2). A Participant designated as a “key employee” shall be a “key employee” for the entire 12-month period beginning on April 1 following the Key Employee Designation Date.

(b)    The payment date for all Shares in which the Participant becomes vested pursuant to Paragraph 5 above, other than Subparagraph 5(e) (as to which the payment date is determined in accordance with Subparagraph 6(a) above), shall be the calendar year containing the Maturity Date.

(c)    Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled. Shares that become payable under this Agreement will be paid by the Company by the delivery to the Participant, or the Participant’s beneficiary or legal representative, one or more certificates (or other indicia of ownership) representing Shares of Common Stock equal in number to the number of Shares otherwise payable under this Agreement less the number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, equal to the minimum statutory withholding requirements. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder, if federal employment taxes become due upon the Participant’s becoming entitled to payment of Shares, the number of Shares necessary to cover minimum statutory withholding requirements may, in the Company’s discretion, be used to satisfy such requirements upon such entitlement.

7.    Other Provisions.

(a)    The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice, or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan, or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)    The Participant agrees and understands that, subject to the limit expressed in clause (iii) of the following sentence, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to the Company or any of its Affiliates, including but not limited to personal loan(s), Company credit card debt, relocation repayment obligations or benefits from any plan that provides for pre-paid educational assistance. In addition, the Company may accelerate the time or schedule of a payment of vested Shares, and/or deduct from any payment of Shares to the Participant under this Agreement, or to his or her beneficiaries in the case of the Participant’s death, that number of Shares having a Fair Market Value at the date of such deduction to the amount of such debt as satisfaction of any such debt, provided that (i) such debt is incurred in the ordinary course of the employment relationship between the Company or any of its Affiliates and the Participant, (ii) the aggregate amount of any such debt-related collateral held or deduction made in any taxable year of the Company with respect to the Participant does not exceed $5,000, and (iii) the deduction of Shares is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(c)    Except as provided in Subparagraphs 5(c) through 5(g) above, in the event that the Participant’s employment with the Company or any of its Affiliates terminates prior to the Maturity Date, RSUs subject to this Agreement and any right to Shares issuable hereunder shall be forfeited.

(d)    The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(e)    RSUs, Shares, and Participant’s interest in RSUs and Shares, may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in Shares and (ii) payment of Shares under this Agreement.

(f)    If the Participant at any time forfeits any or all of the RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in Shares issuable thereunder shall terminate upon forfeiture without payment of consideration.

(g)    The Committee shall determine whether an event has occurred resulting in the forfeiture of the RSUs and any Shares issuable thereunder in accordance with this Agreement and all determinations of the Committee shall be final and conclusive.

(h)    With respect to the right to receive payment of Shares under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(i)    The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(j)    The parties to this Agreement intend that this Agreement meet the requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement and/or the Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(k)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(l)    Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or Affiliate.
(m)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow a domestic relations order with respect to this Award.
8.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, the Participant shall contact the Plan Administrator.

9.    Tax Consultation. The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares. The Participant agrees to consult with any tax consultants deemed advisable in connection with the acquisition of the Shares and acknowledge that he or she is not relying, and will not rely, on the Company for any tax advice.

WPX ENERGY, INC.

By:_________________________
James J. Bender
Chief Executive Officer

Participant: [Participant Name]
SSN: [Participant ID]

APPDENDIX A
DEFINITIONS
“Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code and all persons with whom such person would be considered a single employer under Section 414(c) of the Code.
“Disabled” means a Participant qualifies for long-term disability benefits under the Company’s long-term disability plan, or if the Company does not sponsor such a disability plan, the Participant qualifies for Social Security Disability Insurance under Title II of the Social Security Act. Notwithstanding the forgoing, all determinations of whether a Participant is Disabled shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder.
“Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six month period.
Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of more than six months but less than 12 months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a period equal to such Participant’s leave of absence will be substituted for such six-month period, so long as that period is less than 12 months. If such an absence exceeds 12 months, then the Participant will be considered Disabled and Section 4(d) will govern.
A Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Participant has been providing services to the Company and its Affiliates for less than 36 months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.